Exhibit 99.1

Contact:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS THIRD QUARTER 2009

FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, November 5, 2009 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the third quarter ended September 30, 2009. For the third quarter of 2009, the Company reported revenues of $2.2 million and a net loss of $3.5 million. As of September 30, 2009, the Company’s cash and cash equivalents totaled $21.1 million.

“We are pleased with our progress with ICA-105665 in epilepsy and pain, as well as with our collaboration with Pfizer,” noted P. Kay Wagoner, Ph.D., CEO of Icagen. “As recently reported, we have initiated Phase IIa proof-of-concept studies in both epilepsy and pain. We expect that these studies will provide information that can be used to shape our longer-term development plans for this novel compound. We are also very pleased to have recently renewed our collaboration with Pfizer for an additional year.”

Dr. Wagoner continued, “Recently reported results from our two asthma proof-of-concept studies were mixed. While we continue to review our data and discuss all facets of senicapoc’s effects with our advisors, we will not be able to support additional clinical trials in asthma. Finally, we continue to implement a number of cost reduction initiatives in an effort to conserve capital.”

Pipeline Update

ICA-105665 for Epilepsy and Pain: During the third quarter, the Company initiated two proof-of-concept studies of ICA-105665, the Company’s novel orally available small molecule KCNQ potassium channel agonist. The first of these studies is focused on patients with photosensitive epilepsy, and the second is a pain study in healthy volunteers.

The photosensitive epilepsy study was designed with international experts including members of the Epilepsy Study Consortium and will be conducted at up to four clinical research centers in the United States with specialized expertise in the conduct of this study. Eligible subjects are those patients with demonstrated epileptiform activity by electroencephalogram (EEG) in response to photic stimulation and represent a small subset of all patients with epilepsy. The study measures the ability of ICA-105665 to reduce the photic-induced epileptiform EEG responses, with the response observed in each cohort used to determine the subsequent dose for the next cohort. Initial results from this study are expected during the first half of 2010.

In addition, the Company recently initiated a proof-of-concept study in pain. This randomized, double-blind, placebo-controlled study employs a cross-over design in order to assess the ability of ICA-105665 to decrease the sensation of pain in response to the injection of a small amount of capsaicin under the skin and to a simulated sunburn. Approximately twenty-four healthy volunteers are expected to be enrolled in the study, which is being conducted at a single clinical research site in the United Kingdom. Initial results from this study are also expected during the first half of 2010.

Senicapoc for Asthma: In September 2009, the Company reported top line results of a Phase IIa proof-of-concept study of senicapoc in allergic asthma. In this study, senicapoc demonstrated a modest reduction in the late asthmatic response (LAR) to a challenge of inhaled allergen. In October 2009, the Company reported top line results of a Phase IIa proof-of-concept study of senicapoc in exercise-induced asthma. In this study, senicapoc failed to demonstrate an effect on the primary study endpoints. The Company is completing the analysis of both data sets from these two proof-of-concept studies, but does not plan to pursue the further clinical development of senicapoc for asthma.

Research Programs: The Company recently announced an extension of its collaboration with Pfizer through September 2010. The collaboration continues to focus on the identification of novel compounds targeting specific sodium channels for the treatment of pain. In addition, the Company has ongoing research efforts directed at several other ion channel targets focused primarily on pain and inflammatory disorders.

Financial Results

Revenues for the third quarter of 2009 totaled $2.2 million, as compared to $3.1 million during the same period in 2008, a decrease of 29%. The decrease in revenues for the third quarter of 2009, as compared to the same period in 2008, was due primarily to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for the third quarter of 2009 were $5.7 million, as compared to $6.9 million during the same period in 2008, a decrease of 17%. The decrease in operating expenses for the third quarter of 2009, as compared to the same period in 2008, was primarily due to the implementation of a variety of cost control measures, including reductions in patent expenses, salary and benefit expense, expenses related to preclinical research and general corporate expenses; a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; and a decrease in equity compensation expense. These decreases were partially offset by an increase in expenses related to the development of senicapoc for asthma and a restructuring charge incurred as a result of a limited reduction in the workforce during the third quarter of this year.

Net loss for the third quarter of 2009 totaled $3.5 million, as compared to a net loss of $3.6 million during the same period in 2008, a decrease of 2%. The decrease in net loss for the third quarter of 2009, as compared to the same period in 2008, was due to reduced operating expenses, partially offset by a decrease in revenues, as noted above.

2

Revenues for the first nine months of 2009 totaled $8.3 million, as compared to $9.3 million during the same period in 2008, a decrease of 11%. The decrease in revenues for the first nine months of 2009, as compared to the same period in 2008, was due primarily to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for the first nine months of 2009 were $17.6 million, as compared to $21.0 million for the same period in 2008, a decrease of 16%. The decrease in operating expenses for the first nine months of 2009, as compared to the same period in 2008, was primarily due to a decrease in expenses related to the development of ICA-105665 for epilepsy and pain due to the timing of the conduct of studies in this program; the implementation of a variety of cost control measures, including reductions in patent expenses, expenses related to preclinical research, general corporate expenses and salary and benefit expense; and a decrease in equity compensation expense. These decreases were partially offset by an increase in expenses related to the development of senicapoc for asthma and a restructuring charge incurred as a result of a limited reduction in the workforce during the third quarter of this year.

Net loss for the first nine months of 2009 totaled $9.5 million, as compared to $10.9 million during the same period in 2008, a decrease of 13%. The decrease in net loss for the first nine months of 2009, as compared to the same period in 2008, was due to reduced operating expenses, partially offset by a decrease in revenues, as noted above.

As of September 30, 2009, the Company had cash and cash equivalents of $21.1 million. As previously reported, during the third quarter the Company implemented a number of cost savings measures, including a workforce reduction of approximately ten percent.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Conference call details:

Date:	Thursday, November 5, 2009
Time:	10:00 a.m. ET
Dial-in (U.S. and Canada):	866-700-6979
Dial-in (International):	617-213-8836
Access code:	31581398
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on November 5, 2009 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	70544423

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

###

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaborative research and development revenues:
Research and development fees	$2,154	$2,944	$8,041	$8,768
Reimbursed research and development costs	82	185	215	513

Total collaborative research and development revenues	2,236	3,129	8,256	9,281

Operating expenses:
Research and development	4,573	5,624	14,164	16,717
General and administrative	1,134	1,254	3,473	4,289

Total operating expenses	5,707	6,878	17,637	21,006

Loss from operations	(3,471)	(3,749)	(9,381)	(11,725)
Other (expense) income, net	(32)	177	(115)	795

Net loss	$(3,503)	$(3,572)	$(9,496)	$(10,930)

Net loss per share – basic and diluted	$(0.07)	$(0.08)	$(0.20)	$(0.24)

Weighted average common shares outstanding-basic and diluted	47,083,785	46,885,500	47,021,988	45,920,399

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$21,051	$34,215
Other current assets	964	582
Property and equipment, net	2,021	2,586
Technology licenses and related costs, net	345	392
Other long-term assets	118	105

Total assets	$24,499	$37,880

Liabilities and stockholders’ equity
Current liabilities	$3,851	$8,368
Deferred revenue, less current portion	—	56
Equipment debt financing, less current portion	594	971
Other non-current liabilities	349	373
Stockholders’ equity	19,705	28,112

Total liabilities and stockholders’ equity	$24,499	$37,880